Exhibit 99.4

AMENDMENT NO. 1 TO INVESTORS’ RIGHTS AGREEMENT
This AMENDMENT NO. 1 TO INVESTORS’ RIGHTS AGREEMENT (this “Amendment”), dated as of September 10, 2025, amends that certain Investors’ Rights Agreement, dated as of May 9, 2025 (the “Agreement”), by and among American Bitcoin Corp., a Delaware corporation (f/k/a Gryphon Digital Mining, Inc.) (the “Company”), American Bitcoin Operating LLC, a Delaware limited liability company (as successor-in-interest to American Bitcoin Corp., a Delaware corporation), American Bitcoin Holdings LLC, a Delaware limited liability company (the “Key Investor”), and each of the stockholders of the Company from time to time party thereto.  Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings assigned to such terms in the Agreement.
RECITALS
WHEREAS, Section 5.4(b) of the Agreement provides that any term of the Agreement may be amended or modified only with the prior written consent of the Company and the holders of at least a majority of the shares of Class B Common Stock then outstanding; and
WHEREAS, the undersigned parties desire to enter into this Amendment to amend certain provisions of the Agreement, as more fully set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS
Section 1.1     Amendments to the Agreement.  The Agreement is hereby amended as set forth below.
(a)      Section 2.1 (Voting Agreement) of the Agreement is hereby amended and restated as follows:
“Section 2.1      [Reserved.]”
(b)      Sections 2.2(b)-(d) (ABTC Investors’ Designee Director Right) of the Agreement are hereby amended and restated as follows:
“(b)      [Reserved.]
(c)      [Reserved.]
(d)      [Reserved.]”

ARTICLE II
GENERAL PROVISIONS
Section 2.1      No Other Amendment.  Except as otherwise expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and continue in full force and effect.  This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.  This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment as if the amendments made herein were originally set forth in the Agreement.  In the event of any inconsistency or conflict between the Agreement and this Amendment, this Amendment shall govern and control.
Section 2.2      Miscellaneous.  Section 5.2 (Assignment; Successors and Assigns; No Third Party Beneficiaries), Section 5.3 (Severability), Section 5.4 (Entire Agreement; Amendments; No Waiver), Section 5.5 (Counterparts; Electronic Delivery), Section 5.6 (Notices), Section 5.7 (Governing Law; Waiver of Jury Trial; Jurisdiction) and Section 5.8 (Specific Performance) of the Agreement shall apply, mutatis mutandis, to this Amendment.
[Signature Pages Follow]

2

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first set forth above.
COMPANY:

AMERICAN BITCOIN CORP.

By:	/s/ Matt Prusak
Name: Matt Prusak
Title: President

[Signature Page to Amendment No. 1 to Investors’ Rights Agreement]

KEY INVESTOR:

AMERICAN BITCOIN HOLDINGS LLC

By:	/s/ Asher Genoot
Name: Asher Genoot
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Investors’ Rights Agreement]

ABTC INVESTORS’ DESIGNEE:

/s/ Eric Trump
Eric Trump

[Signature Page to Amendment No. 1 to Investors’ Rights Agreement]